Exhibit 99

For Release February 1, 2012	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

FOURTH QUARTER AND YEAR END 2011 RESULTS

Burlington, MA – February 1, 2012 — MicroFinancial Incorporated (Nasdaq:MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the fourth quarter and the year ended December 31, 2011.

2011 Full Year Highlights Include:

•	Increased net income by 69.8% to $9.0 million or $0.62 per diluted share as compared to $5.3 million in 2010;

•	Increased revenues on finance leases by 7.7% to $37.0 million and increased total revenues 7.4% to $54.7 million as compared to 2010;

•	Increased total cash received from customers by 13.2% or $12.4 million as compared to 2010 bringing total cash received to $106.3 million representing $7.32 per diluted share;

•	Achieved a return on average assets of 6.0% and a return on average equity of 12.4%;

•	Increased total assets by 8.2% from $143.6 million in 2010 to $155.3 million;

•	Reduced net charge-offs by 23.8% to $18.2 million as compared to $23.9 million in 2010;

•	Opened a full service west coast office in Westlake Village, California;

•	Extended the term of the revolving credit facility by an additional year under more favorable pricing terms; and

•	Paid cash dividends of $3.0 million or $0.21 per share.

Fourth Quarter 2011 Results:

Net income for the fourth quarter of 2011 increased by 54.5% to $2.4 million or $0.16 per diluted share based upon 14,547,820 shares, compared to net income of $1.5 million, or $0.11 per diluted share based upon 14,494,654 shares for the same period last year.

Revenue in the fourth quarter of 2011 increased by 7.6% to $14.1 million compared to $13.1 million in the fourth quarter of 2010 due primarily to increases in leasing revenues associated with new lease originations and rental revenue. Revenue from leases was $9.5 million, an increase of $0.5 million from the same period last year and rental income was $2.3 million, an increase of $0.3 million from the quarter ended December 31, 2010. Other revenue components contributed $2.3 million for the current quarter, an increase of $0.2 million from the same period last year.

Total operating expenses for the current quarter decreased 3.6% to $10.3 million from $10.6 million in the fourth quarter of 2010. Operating expenses included an increase of $0.3 million in selling, general and administrative expenses, primarily related to additional personnel and rent expense associated with the opening of the California office in 2011. The provision for credit losses decreased by $1.0 million as compared to the same period last year bringing the quarterly provision to $4.7 million. This decrease was due primarily to lower delinquency levels and lower charge off levels. Fourth quarter net charge-offs decreased to $4.7 million from $5.5 million in the comparable period of 2010. Depreciation and amortization expense increased $0.4 million to $0.9 million primarily due to the increase in the number of lease contracts maturing and converting to rentals. Interest expense decreased to $0.6 million for the quarter due to lower interest costs on the Company’s revolving line of credit.

Cash received from customers in the fourth quarter increased 8.3% to $26.9 million compared to $24.8 million during the same period in 2010. New originations increased 8.6% to $21.5 million during the fourth quarter 2011, compared to $19.8 million in the fourth quarter 2010.

Full Year 2011 Results:

For the year ended December 31, 2011, net income increased 69.8% to $9.0 million versus net income of $5.3 million for the prior year. Net income per diluted share for the year was $0.62 based on 14,525,566 shares versus $0.37 based on 14,466,266 shares for 2010.

Revenues for the year ended December 31, 2011 increased 7.4% to $54.7 million compared to $50.9 million during 2010. Revenue from leases was $37.0 million, an increase of $2.6 million from the previous year and rental income was $8.6 million, an increase of $0.8 million from 2010. Other revenue components contributed $9.1 million, an increase of $0.3 million from the previous year. New contract originations for the year ended December 31, 2011 were flat at $78.2 million versus the prior year.

Total operating expenses for the year ended December 31, 2011 decreased 5.4% to $40.1 million versus $42.3 million for 2010. Included in these operating expenses were increases of $2.0 million in selling, general and administrative expenses which increased to $15.9 million primarily related to increases in rent and personnel related costs. The provision for credit losses decreased $4.9 million to $18.2 million compared to the prior year. Net charge-offs decreased to $18.2 million as compared to $23.9 million for 2010. Recoveries increased slightly to $5.0 million during 2011 as compared to $4.6 million in 2010. Depreciation and amortization expense increased $1.1 million to $3.3 million due primarily to an increase in the number of lease contracts reaching maturity and converting to rentals. Interest expense decreased $0.5 million to $2.7 million as compared to 2010 due to lower interest costs on the revolving line of credit.

Headcount at December 31, 2011 was 135, which increased from 118 at the end of 2010. Cash from customers was $106.3 million during 2011 as compared to $93.9 million for the prior year.

Richard Latour, President and Chief Executive Officer said, “We continued to improve the financial performance of the Company in 2011 by successfully executing on several strategic initiatives. The continued focus over the past couple of years on improvements to credit quality, increased marketing initiatives to drive new customer relationships, and stringent cost containment measures played a significant role in improving 2011 results. We increased diluted earnings per share by 68% in 2011 to $0.62 as compared to 2010 levels. Cash flow from operations increased to $83.5 million or $5.75 per diluted share, an increase of 13% as compared to the same period in 2010. We were able to increase our dividend during 2011 and provide our shareholders with cash dividends in the amount of $0.21 per share for the year. We continued to improve the quality of our portfolio resulting in a reduction in charge offs for 2011. In addition, we significantly improved our service offering to our dealer base with the opening of our full service West Coast Office and an increase in our sales headcount.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2011 (Unaudited)	December 31, 2010
ASSETS

Cash and cash equivalents	$2,452	$1,528
Restricted cash	382	753
Net investment in leases:
Receivables due in installments	200,499	191,067
Estimated residual value	23,287	21,832
Initial direct costs	1,476	1,490
Less:
Advance lease payments and deposits	(3,530)	(3,479)
Unearned income	(59,946)	(59,245)
Allowance for credit losses	(13,180)	(13,132)

Net investment in leases	148,606	138,533

Investment in rental contracts, net	898	461
Property and equipment, net	1,911	800
Other assets	1,093	1,530

Total assets	$155,342	$143,605

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31, 2011 (Unaudited)	December 31, 2010
Revolving line of credit	$62,740	$62,650
Capital lease obligation	1	26
Accounts payable	2,546	2,435
Dividends payable	19	5
Other liabilities	2,220	1,375
Income taxes payable	760	—
Deferred income taxes	11,333	7,627

Total liabilities	79,619	74,118

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2011 and December 31, 2010	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,257,324 and 14,231,933 shares issued at December 31, 2011 and December 31, 2010, respectively	143	142
Additional paid-in capital	46,727	46,475
Retained earnings	28,853	22,870

Total stockholders’ equity	75,723	69,487

Total liabilities and stockholders’ equity	$155,342	$143,605

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Income on financing leases	$9,489	$8,977	$37,032	$34,398
Rental income	2,303	1,978	8,574	7,773
Income on service contracts	90	115	398	512
Loss and damage waiver fees	1,267	1,178	4,929	4,555
Service fees and other	942	845	3,740	3,691

Total revenues	14,091	13,093	54,673	50,929

Expenses:
Selling, general and administrative	3,983	3,672	15,873	13,839
Provision for credit losses	4,730	5,686	18,250	23,148
Depreciation and amortization	933	579	3,270	2,212
Interest	618	711	2,661	3,150

Total expenses	10,264	10,648	40,054	42,349

Income before provision for income taxes	3,827	2,445	14,619	8,580
Provision for income taxes	1,473	921	5,628	3,284

Net income	$2,354	$1,524	$8,991	$5,296

Net income per common share:
Basic	$0.17	$0.11	$0.63	$0.37

Diluted	$0.16	$0.11	$0.62	$0.37

Weighted-average shares:
Basic	14,257,324	14,255,804	14,247,413	14,240,308

Diluted	14,547,820	14,494,654	14,525,566	14,466,266

About The Company

MicroFinancial Inc. (Nasdaq:MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.